Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Pembina Pipeline Corporation

We consent to the use of our reports dated February 27, 2025, with respect to the consolidated financial statements of Pembina Pipeline Corporation and subsidiaries (the “Corporation”), which comprise the consolidated statement of financial position as at December 31, 2024 and 2023, the related consolidated statements of earnings and comprehensive income, changes in equity, and cash flows for each of the years then ended, and the related notes, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Interests of Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

January 23, 2026

Calgary, Canada